Exhibit 2.1

Execution Version

MEMBERSHIP Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”), dated as of January 16, 2026, is entered into between SharonAI, Inc., a Delaware corporation (“Seller”), and New Era Energy & Digital, Inc., a Nevada corporation (“Buyer”).

Recitals

WHEREAS, Seller and Buyer are each parties to the Limited Liability Company Agreement, dated as of January 21, 2025 (the “LLC Agreement”), of Texas Critical Data Centers LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Seller owns Membership Interests (as defined in the LLC Agreement) of the Company constituting 50% of the Percentage Interest (as defined in the LLC Agreement) of the Company (the “Purchased Interests”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Purchased Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Purchased Interests, for the consideration specified in Section 1.02.

Section 1.02 Purchase Price. The aggregate purchase price for the Purchased Interests shall be $70,000,000 (the “Purchase Price”). Buyer shall pay the Purchase Price to Seller as follows:

(a) $150,000 was paid by Buyer to Seller in cash as a non-refundable deposit on December 29, 2025.

(b) $9,850,000 shall be paid in cash by wire transfer to Seller (the “Delayed Closing Payment”) on or before the earlier of: (i) March 31, 2026; and (ii) the date on which Buyer receives funds (such date being the “Capital Closing”) from Buyer’s Next Equity Financing (as defined herein).

(c) $10,000,000 shall be paid by issuing to Seller certain Units (as defined herein) on or before the earlier of: (i) March 31, 2026; and (ii) the Capital Closing.

(i) “Units” will be the common stock, par value $0.0001 per share, of Buyer (“Buyer Common Stock”) sold and issued in the Next Equity Financing; provided, however, that if the securities sold and issued in the Next Equity Financing include more than solely shares of Buyer Common Stock, such as, but not limited to, Buyer Common Stock together with warrants to purchase shares of Buyer Common Stock, then “Units” will be the package of securities sold and issued in such Next Equity Financing; and provided, further, that if the Capital Closing has not occurred by March 31, 2026, then “Units” will be shares of Buyer Common Stock.

(ii) The number of Units to be issued to Seller will be calculated by dividing $10,000,000 by the price per Unit paid by investors in the Next Equity Financing, prior to any fees or discounts of any underwriters, purchasers or placement agents provided, however, that if the Capital Closing has not occurred by March 31, 2026, then the number of Units to be issued to Seller will be calculated by dividing $10,000,000 by the Conversion Price (as defined in the Note, with the Conversion Period being based on March 31, 2026).

(iii) Buyer agrees that it will use commercially reasonable efforts to file a Registration Statement on Form S-3 with the United States Securities and Exchange Commission (the “SEC”) (the “S-3 Registration Statement”) on or before January 23, 2026 for purposes of consummating a Next Equity Financing and shall use commercially reasonable efforts to cause such S-3 Registration Statement to be declared effective as promptly as practicable thereafter.

(iv) The Units issued to Seller shall be issued in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and shall be registered for resale pursuant to a registration statement filed with the SEC as promptly as practicable following their issuance, as further set forth in Section 1.10.

(v) Seller will execute and deliver to Buyer, and Buyer will execute and deliver to Seller, if applicable, the subscription agreement or similar document related to the Next Equity Financing; provided, that such document (A) includes customary terms and conditions and representations by Buyer about the Units, including without limitation that the shares of Buyer Common Stock included in the Units are duly authorized and, when issued and delivered, will be validly issued, fully paid and nonassessable and (B) includes terms and conditions substantially similar to, and not materially less favorable in the aggregate than the terms and conditions in the documents entered into with the other investors in the Next Equity Financing.

(vi) If the Capital Closing has not occurred by March 31, 2026, and Buyer Common Stock is issued as Units based on the Conversion Price, and the Capital Closing occurs within 90 days of March 31, 2026, and the terms of the Next Equity Financing are, on the day of their issuance, more economically favorable than those resulting from the issuance of Buyer Common Stock based on the Conversion Price (which shall be determined by reference to the trading price of the Company’s common stock on the date of issuance, and, in the case of equity-linked securities, on an as-converted basis on the date of such issuance), Buyer will promptly provide Seller with written notice thereof, and will issue to Seller the number of the same class of securities sold in the Next Equity Financing equaling the difference in value between what Seller received and what Seller would have received if the Capital Closing had occurred before March 31, 2026.

(d) $50,000,000 shall be paid by issuing and delivering to Seller the Secured Convertible Promissory Note, substantially in the form attached hereto as Exhibit A (the “Note”).

(e) Notwithstanding anything in this Agreement to the contrary, Buyer shall not issue any equity securities or equity-linked securities of Buyer to Seller, together with any other securities contemplated by this Agreement and with any other related transactions that may be considered part of the same series of transactions, that would exceed the aggregate number of shares of Buyer Common Stock that Buyer may issue in a transaction in compliance with Buyer’s obligations under the rules or regulations of the Nasdaq Stock Market LLC (the “Nasdaq Maximum”), except that such limitation shall not apply in the event that Buyer obtains the approval of its shareholders as required by the applicable rules of the Nasdaq Stock Market LLC for issuances of shares of Buyer Common Stock in excess of such amount; and Buyer agrees to, as promptly as practicable and in no more than 90 days from the date hereof, hold a special meeting of stockholders to approve the issuance of Buyer Common Stock in excess of the Nasdaq Maximum, and if Buyer’s stockholders do not approve the issuance of Buyer Common Stock in excess of the Nasdaq Maximum at such special meeting, and if the number of shares of Buyer Common Stock is reduced due to the application of this Section 1.02(e), then Buyer shall pay to Seller in cash by wire transfer an amount equal to the difference between (A) the fair market value of the equity securities or equity-linked securities of Buyer that would have been issued to Seller but for this Section 1.02(e), minus (B) the fair market value of all of the equity securities or equity-linked securities of Buyer that actually were issued to Seller due to this Section 1.02(e). Any failure by Buyer to issue securities as a result of the limitations imposed by this Section 1.02(e) shall in no way be considered a breach or default of any provision of this Agreement so long as the cash payment is made in lieu or such issuance.

(f) For purposes of this Section 1.02, a “Next Equity Financing” shall mean a bona fide transaction or series of related transactions pursuant to which Buyer issues and sells its equity securities, or securities convertible into or exercisable for equity securities of Buyer, for the principal purpose of raising capital from third parties, resulting in aggregate gross cash proceeds to Buyer of not less than $10,000,000 whether in a transaction registered pursuant to Section 5 of the Securities Act, or in a private offering exempt from the registration requirements of the Securities Act. Notwithstanding the foregoing, a Next Equity Financing shall not include (i) issuances pursuant to any “at-the-market” offering or equity line facility; (ii) issuances of preferred stock to ATW Partners II LLC or any of its affiliates; (iii) exercises of existing options or warrants or conversions of existing Buyer securities for cash; (iv) issuances of securities as consideration in connection with mergers, acquisitions, asset purchases, or similar transactions, including earnouts or retention awards related thereto; and (v) warrants, options or other convertible securities issued in connection with any term loans, lines of credit, revolving credit facilities, notes, equipment leases or similar debt financings.

Section 1.03 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Sheppard Mullin Richter & Hampton LLP, 12275 El Camino Real, Suite 100, San Diego, CA 92130, or remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern Time on the Closing Date.

Section 1.04 Transfer Taxes. Buyer and Seller shall each bear and pay fifty percent (50%) of any sales, use or transfer taxes (“Transfer Taxes”) that become due and payable as a result of the purchase and sale of the Purchased Interests pursuant to Section 1.01. All documentary charges or recording fees (other than Transfer Taxes), if any, that become due and payable as a result of the transactions contemplated by this Agreement shall be borne by Buyer. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes, charges or fees.

Section 1.05 Withholding Taxes. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable law. Other than withholding taxes owed as a result of the failure of Seller to deliver a valid Internal Revenue Service (“IRS”) Form W-9 pursuant to Section 4.01(g), Buyer shall provide Seller with written notice of its intent to withhold reasonably in advance of the Closing with a written explanation substantiating the requirement to deduct or withhold, and the parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by law. To the extent that amounts are so withheld and paid over to the appropriate tax authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 1.06 Intended Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the acquisition of the Purchased Interests by Buyer from Seller is intended to be treated as a taxable transaction in accordance with IRS Revenue Ruling 99-6, Situation 1, and, as a result, shall be treated (a) with respect to Seller, as a sale of the Purchased Interests governed by Section 741 of the Internal Revenue Code of 1986, as amended (the “Code”), (b) with respect to Buyer, as a liquidating distribution by the Company of all of the Company’s assets to Buyer and Seller, followed by a taxable purchase by Buyer of the portion of such assets deemed distributed to Seller, and (c) as a termination of the Company as a partnership for U.S. federal and applicable state and local income tax purposes pursuant to Section 708(b)(1) of the Code, causing the Company’s taxable year to end on the Closing Date and the Company to become a disregarded entity. All items of Company income, gain, loss, deduction and credit for the Company’s taxable year ending on the Closing Date shall be allocated to the Buyer and Seller in accordance with the LLC Agreement. Buyer and Seller shall not file any tax return or take any other position inconsistent with the foregoing tax treatment, except as otherwise required by a final “determination” within the meaning of Section 1313 of the Code (or analogous provisions of state or local law).

Section 1.07 Mutual Release of Claims.

(a) Except as otherwise explicitly set forth herein, effective as of the Closing, Buyer, and Buyer shall cause the Company to, on behalf of themselves and their respective subsidiaries and affiliates, and on behalf of all of their respective directors, managers, officers, owners, trustees, beneficiaries, employees, agents, successors and assigns (collectively, the “Buyer Releasors”), hereby absolutely, unconditionally and irrevocably release and forever discharge Seller and its affiliates, and each of their respective members, equityholders, owners, directors (in such directors’ capacity as directors), managers, officers, employees, agents, successors and assigns thereof, but specifically excluding the Company and any affiliate of the Company immediately after the Closing (collectively, “Seller Releasees”) from any and all claims, whether known or unknown, that the Buyer Releasors have had in the past, or have now or may have in the future against the Seller Releasees arising out of or relating to any acts, omissions, facts, events, or circumstances existing, occurring or taking place at or prior to Closing with respect to Seller’s ownership of the Purchased Interests and membership in the Company; provided, however, this release shall not be construed to release any claims against any party’s rights or obligations under, this Agreement, the Assignment (as defined herein), the Note, the Pledge (as defined herein), the Guaranty (as defined herein) or the Security Agreement (as defined herein).

(b) Buyer, on behalf of itself and on behalf of the other Buyer Releasors (any of the foregoing, a “Buyer Releasor”), agrees not to file or permit to be filed, any Action against any Seller Releasees, as applicable, with any governmental authority or otherwise, based on events occurring on or prior to the Closing Date in relation to any released claim. Buyer agrees that it and its other Buyer Releasors have not assigned, and each hereby covenants not to and not to permit any other of its Buyer Releasors to assign, any released claim.

(c) Except as otherwise explicitly set forth herein, effective as of the Closing, Seller, on behalf of itself and its subsidiaries and affiliates, and on behalf of all of their respective directors, managers, officers, owners, trustees, beneficiaries, employees, agents, successors and assigns (collectively, the “Seller Releasors”), hereby absolutely, unconditionally and irrevocably release and forever discharge Buyer, the Company and their respective affiliates, and each of their respective members, equityholders, owners, directors (in such directors’ capacity as directors), managers, officers, employees, agents, successors and assigns thereof, but specifically including the Company and any affiliate of the Company immediately after the Closing (collectively, “Buyer Releasees”) from any and all claims, whether known or unknown, that the Seller Releasors have had in the past, or have now or may have in the future against the Buyer Releasees arising out of or relating to any acts, omissions, facts, events, or circumstances existing, occurring or taking place at or prior to Closing that relate to the Purchased Interests or Buyer’s status as a “Member” under the LLC Agreement; provided, however, this release shall not be construed to release any claims against any party’s rights or obligations under, this Agreement, the Assignment, the Note, the Pledge, the Guaranty or the Security Agreement.

(d) Seller, on behalf of itself and on behalf of the other Seller Releasors (any of the foregoing, a “Seller Releasor”), agrees not to file or permit to be filed, any Action against any Buyer Releasees, as applicable, with any governmental authority or otherwise, based on events occurring on or prior to the Closing Date in relation to any released claim. Seller agrees that it and its other Seller Releasors have not assigned, and each hereby covenants not to and not to permit any other of its Seller Releasors to assign, any released claim.

(e) Each of Buyer and Seller is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge, including Section 1542 of the California Civil Code which provides the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” To the extent allowed by applicable law, each of Buyer and Seller, on behalf of itself and on behalf of the other Buyer Releasors or Seller Releasors, as applicable, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which such person otherwise would be entitled by virtue of the existence of any such statute or the common law of any state, province or jurisdiction with the same or similar effect. Further, it is understood and agreed that the facts in respect of which this release is given may turn out to be other than or different from the facts in that respect now known or believed by such person to be true; and with such understanding and agreement, each of Buyer and Seller, on behalf of itself and on behalf of the other Buyer Releasors or Seller Releasors, as applicable, expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

Section 1.08 Post-Closing Access.

(a) Seller and Buyer shall, and Buyer shall cause the Company and any applicable affiliates to, preserve and keep all books and records and all information relating to the accounting, legal, tax, regulatory, business and financial affairs that are retained by Seller or any of its affiliates, or are obtained by Buyer hereunder, or otherwise kept by Buyer, as the case may be, which information relates to the Company, for a period of five (5) years after the Closing Date, or for any longer period as may be (i) required by law (including any statute of limitations and applicable extensions thereof) or any governmental authority or (ii) reasonably necessary with respect to the prosecution or defense of any legal or regulatory Action (as defined herein) that is then pending or threatened or audit and with respect to which the requesting party has notified the other parties as to the need to retain such books, records or information.

(b) Following the Closing until the earlier of (i) five (5) years after the Closing Date or (ii) such time as such information is no longer retained by Buyer in accordance with Section 1.08(a), Buyer, the Company and any applicable affiliates shall permit Seller or its affiliates and their authorized representatives to have reasonable access and inspection rights (at Seller’s sole cost and expense) during normal business hours, upon reasonable prior written notice to Buyer, the Company or such affiliates, to the books and records of the Company to the extent that such access may be reasonably required in connection with (i) any tax or accounting matter, including the preparation of any tax return or accounting record, (ii) defending against or contesting any tax claims, audits or similar proceedings, (iii) any Action relating to Seller or its affiliates or the operation of the Company prior to the Closing or relating to any insurance claims, or (iv) any governmental filing or regulatory matter.

(c) Following the Closing until the earlier of (i) five (5) years after the Closing Date or (ii) such time as such information is no longer retained by Seller in accordance with Section 1.08(a), Seller shall permit Buyer or its affiliates and their authorized representatives to have reasonable access and inspection rights (at Buyer’s sole cost and expense) during normal business hours, upon reasonable prior notice to Seller, to the information described in Section 1.08(a) to the extent that such access may be reasonably required in connection with (i) any tax or accounting matter, including the preparation of any tax return or accounting record, (ii) defending against or contesting any tax claims, audits or similar proceedings, (iii) any Action relating to the Company, (iv) any governmental filing or regulatory matter or (v) any other valid legal or business purpose.

Section 1.09 Confidentiality. Seller hereby acknowledges that in connection with its ownership of the Purchased Interests, Seller and its affiliates have received, and may continue to receive until the Closing Date, certain confidential information concerning the business, strategies, operations, financial affairs, trade secrets, intellectual property, organizational and personnel matters, policies, procedures and other proprietary non-public matters of the Company (the “Confidential Information”). Seller hereby agrees that it shall keep such Confidential Information confidential and shall not, and shall cause its affiliates not to, disclose or use for any purpose, other than as reasonably necessary to enforce its rights under this Agreement, any Confidential Information following the Closing without the prior written consent of Buyer; provided, however, that the foregoing restrictions shall not apply to information which (i) is or becomes publicly available other than as a result of a disclosure by Seller or its affiliates in breach of this Agreement, (ii) becomes available to Seller on a non-confidential basis from a third-party source, provided that, to Seller’s knowledge, such third party is not prohibited from disclosing such information to Seller by any contractual obligation, (iii) was known or in the possession of the Seller before the formation of the Company, or (iv) is required to be disclosed by applicable law, regulation, subpoena, court order or to governmental or regulatory authorities in connection with examinations, inquiries, or approvals (in which case Seller shall promptly notify Buyer in writing prior to making any such disclosure, if legally permitted, in order to facilitate Buyer’s efforts to seek a protective order or other appropriate remedy from the proper authority, and agrees to cooperate with Buyer in seeking such order or other remedy).

Section 1.10 Registration

(a) Filing Obligation.

(i) Buyer shall, no later than 10 days following the Closing Date (the “Note Filing Deadline”), prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on an appropriate form (the “Note Registration Statement”) providing for the resale by the Investor of all Buyer Common Stock issuable upon conversion of the Note (“Note Registrable Securities”).

(ii) Buyer shall, no later than 10 days following the earlier of: (A) March 31, 2026; and (B) the Capital Closing (the “Unit Filing Deadline,” and each of the Unit Filing Deadline and Note Filing Deadline, a “Filing Deadline”), prepare and file with the SEC a registration statement on an appropriate form (the “Unit Registration Statement” and, together with the Note Registration Statement, the “Resale Registration Statements”) providing for the resale by the Investor of all Units issued to Seller pursuant to this Agreement (“Unit Registrable Securities” and, together with the Note Registrable Securities, the “Registrable Securities”); provided, however, that to the extent the age of the Company’s financial statements do not comply with Regulation S-X, the Company’s obligation to file such Unit Registration Statement shall be extended without penalty.

(b) Effectiveness Requirement. Buyer shall use its commercially reasonable efforts to cause the Resale Registration Statements to be declared effective by the SEC as promptly as practicable following filing, but in no event later than 30 days following the applicable Filing Deadline (or 90 days following the applicable Filing Deadline in the event of SEC review) (the “Effectiveness Deadline”).

(c) Maintenance of Effectiveness. Buyer shall keep the Resale Registration Statements continuously effective until the earliest to occur of (i) the date on which all Registrable Securities covered thereby have been sold pursuant to the applicable Resale Registration Statement, (ii) the date on which the Registrable Securities may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, or (iii) 3 years following the Closing Date.

(d) Registration Failure; Daily Accrual of Escalating Liquidated Damages. If (i) Buyer fails to file the Resale Registration Statements on or before the applicable Filing Deadline, or (ii) the Resale Registration Statements are not declared effective on or before the applicable Effectiveness Deadline (each, a “Registration Failure”), then, as liquidated damages and not as a penalty, Buyer shall pay to Seller cash liquidated damages, accruing daily, in accordance with the following schedule:

(i) Days 31–60 following the applicable deadline: $200,000, per 30-day period, accruing daily on a pro rata basis;

(ii) Thereafter: $300,000, per 30-day period, accruing daily on a pro rata basis,in an aggregate amount equal to $1,000,000.

Liquidated damages shall commence accruing on the day immediately following the applicable Filing Deadline or Effectiveness Deadline, as applicable, shall be calculated on the basis of a 30-day month, shall be payable monthly in arrears in cash, and shall cease accruing upon the date the applicable Registration Failure is cured; provided, however, that the Effectiveness Deadline shall be extended in the event of any U.S. federal government shutdown, lapse in appropriations, sequestration, or other event resulting in the closure or material degradation of the SEC’s operations that occurs following the Filing Deadline and prior to the Effectiveness Deadline (an “SEC Force Majeure”). Any such extension shall be for the same period of time for which an SEC Force Majeure existed.

(e) Nasdaq Compliance. Notwithstanding anything to the contrary herein, (i) all liquidated damages payable pursuant to this Section shall be paid solely in cash, (ii) no shares of Buyer Common Stock shall be issued in satisfaction of such obligations, and (iii) nothing herein shall require Buyer to take any action that would violate Nasdaq listing rules or require stockholder approval thereunder.

(f) Acknowledgment. Buyer and Seller acknowledge and agree that (i) the actual damages likely to result from a Registration Failure would be difficult to quantify, (ii) the foregoing liquidated damages represent a reasonable estimate of such damages and are not intended to be punitive, and (iii) the payment of liquidated damages shall not preclude Buyer from seeking specific performance of Buyer’s registration obligations.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE II are true and correct as of the date hereof. For purposes of this ARTICLE II, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual knowledge after due inquiry of James Manning, Wolfgang Schubert or Tim Broadfoot.

Section 2.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full corporate power and corporate authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 2.02 No Conflicts; Consents. The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Seller, except where the violation or conflict would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby on a timely basis; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party, except where the conflict, violation, default, termination, cancellation, modification, or acceleration would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby on a timely basis; or (d) result in the creation or imposition of any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance (“Encumbrance”) on the Purchased Interests. No consent, approval, waiver, or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, except such consents, approvals, waivers, or authorizations which would not, in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby on a timely basis.

Section 2.03 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Interests; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement, except any Actions that would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby on a timely basis. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 2.04 Ownership of Purchased Interests.

(a) Seller is the sole legal, beneficial, record, and equitable owner of the Purchased Interests, free and clear of all Encumbrances other than the LLC Agreement and applicable securities laws.

(b) The Purchased Interests were issued in compliance with applicable laws and were not issued in violation of the organizational documents of the Company or any other agreement, arrangement, or commitment to which Seller or, to Seller’s Knowledge, the Company is a party and are not subject to or in violation of any preemptive or similar rights of any person.

(c) Other than the organizational documents of the Company, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Interests.

Section 2.05 Brokers. Except as set forth in the letter agreement dated December 22, 2025, between Seller’s parent company and Lucid Capital Markets, no broker, finder, investment banker or other person is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 2.06 Non-Foreign Status. Seller is not a foreign person as defined in Treasury Regulations Section 1.1446(f)-1(b)(4) or Section 1.1445-2.

Section 2.07 Seller Investment Representations. Seller is acquiring the Units and the Note for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Seller is an “accredited investor” as defined in Regulation D promulgated under Section 5 of the Securities Act. Seller acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Units and the Note. Seller acknowledges that such securities have not been registered under the Securities Act, or any state or foreign securities laws and that such securities may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act, and such securities are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities laws.

Section 2.08 Seller Acknowledgement. Seller is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement and has the knowledge and experience to evaluate the merits and risk of such transactions. Seller acknowledges and confirms that Buyer may have, and may later come into possession of, information with respect to the Company—including its business affairs and financial condition, its business plan, its immediate and long term prospects, its resources and ability to raise additional capital, as well as its acquisition, disposition, strategic and financing opportunities generally—that is not known to Seller and that may, if known by Seller, be material to a decision to acquire, hold, or dispose of the Units and the Note. Seller acknowledges that Seller has determined to enter the transactions contemplated by this Agreement notwithstanding its lack of knowledge of the information that Buyer is in possession of or may later come into possession of. Seller agrees that neither Buyer nor any other person shall have any liability to Seller or any other person or entity that is based, and Seller waives and releases any claims that it might have against Buyer or any other person that is based, in whole or in part, on any disparity in access to the Buyer’s knowledge, information or beliefs, including, without limitation, any claims under any federal or state securities laws, common law, statute, rule or regulation, whether known or unknown and whether or not suspected by Seller to exist. Seller further agrees that the foregoing provisions shall bar any claim that Seller was deceived or fraudulently induced into proceeding with entering into this Agreement or the transactions contemplated hereby based on any disparity in access to the Buyer’s knowledge, information or beliefs or any omission regarding the same. Seller acknowledges that Buyer has no duty, fiduciary or otherwise, to inform Seller of any such information. Seller has been made aware of such disparity of information and has received satisfactory answers to any questions Seller has asked and desires to complete the transactions contemplated by this Agreement. Seller acknowledges that as a result of the foregoing possibilities or events, the value of the ownership of Buyer represented by the Units and Note may increase or decrease, in certain cases, potentially significantly, that Seller shall not participate in the appreciation in value of such securities, and shall have no claim or right to adjustment with respect to any such appreciation (or depreciation) and Buyer does not have any obligation to provide Seller any other or further protection, consideration, value or notification. Seller further acknowledges that in entering this Agreement it is relying solely on the representations and warranties set forth herein, and that all other representations and warranties of any kind are expressly disclaimed by Buyer.

Section 2.09 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE II, neither Seller nor any director, officer, employee, or agent of Seller has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge after due inquiry of E. Will Gray II and Michael J. Rugen.

Section 3.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 3.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buyer, except where the violation or conflict would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby on a timely basis. No consent, approval, waiver, or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, except such consents, approvals, waivers, or authorizations which would not, in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby on a timely basis.

Section 3.03 Investment Purpose. Buyer is acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Interests are not registered under the Securities Act or any state securities laws, and that the Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.04 Brokers. No broker, finder, investment banker or other person is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 3.05 Legal Proceedings. There is no Action pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement, except any Actions that would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby on a timely basis. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 3.06 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE II of this Agreement; and (b) none of Seller, the Company or any other person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in ARTICLE II of this Agreement.

Section 3.07 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, neither Buyer nor any director, officer, employee, or agent of Buyer has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.

ARTICLE IV
Closing Deliveries

Section 4.01 Seller’s Deliveries. At the Closing, Seller shall deliver to Buyer the following:

(a) A counterpart signature page to the Assignment of Membership Interests, substantially in the form attached hereto as Exhibit B (the “Assignment”), duly executed by Seller;

(b) A counterpart signature page to the Deed of Trust and Security Agreement, substantially in the form attached hereto as Exhibit C (the “Deed of Trust”), duly executed by Seller;

(c) A counterpart signature page to the Security and Pledge Agreement, substantially in the form attached hereto as Exhibit D (the “Security Agreement”), duly executed by Seller;

(d) A counterpart signature page to the Issuer Control Agreement, substantially in the form attached hereto as Exhibit E (the “Control Agreement”), duly executed by Seller;

(e) Duly executed copies of the resignations of Seller’s representatives, if any, serving as a Manager (as defined in the LLC Agreement) of the Company or as an officer or director of the Company, such resignation to be effective as of the date hereof;

(f) A certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (i) the resolutions of the board of directors (or equivalent managing body) of Seller, duly adopted and in effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and (ii) the names of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(g) A valid IRS Form W-9, Request for Taxpayer Identification Number and Certificate, duly executed by an officer of Seller; and

(h) If, and only if, Seller has not reimbursed Buyer the $2,500,000 funded by Buyer to the Company on Seller’s behalf for the Company’s purchase of the 203 acres in Ector County, Texas, then Seller will either pay to Buyer the amount so funded by Buyer and not yet reimbursed or Seller will deliver instructions to set off such amount against the Delayed Closing Payment.

Section 4.02 Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) The Purchase Price;

(b) A counterpart signature page to the Assignment, duly executed by Buyer;

(c) The Note, duly executed by Buyer;

(d) A counterpart signature page to the Deed of Trust, duly executed by the Company;

(e) A counterpart signature page to the Security Agreement, duly executed by Buyer and the Company;

(f) The Guaranty, substantially in the form attached hereto as Exhibit F (the “Guaranty”), duly executed by the Company;

(g) A copy of the Amended and Restated Limited Liability Company Agreement, substantially in the form attached hereto as Exhibit G (the “Restated LLC Agreement”), duly executed by Buyer;

(h) A counterpart signature page to the Security Agreement, duly executed by Buyer and the Company;

(i) A counterpart signature page to the Issuer Control Agreement, duly executed by Buyer and the Company;

(j) A certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (i) the resolutions of the board of directors (or equivalent managing body) of Buyer, duly adopted and in effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and (ii) the names of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder; and

(k) A certificate of the Secretary or Assistant Secretary (or equivalent officer) of the Company certifying as to (i) the resolutions of the board of managers (or equivalent managing body) of the Company, duly adopted and in effect, which authorize the execution, delivery, and performance of the documents to be delivered by the Company hereunder.

ARTICLE V
Indemnification

Section 5.01 Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is 15 months from the Closing Date and (b) the covenants and agreements contained herein that by their nature are required to be performed following the Closing (and all related rights to indemnification) shall survive the Closing in accordance with their terms until fully performed. For the avoidance of doubt, the parties hereby agree and acknowledge that the survival periods in this Section 5.01 are contractual statutes of limitations and any claim brought by any party pursuant to this ARTICLE V must be brought or filed prior to the expiration of the applicable survival period. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at the time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 5.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE V, Seller shall defend, indemnify, and hold harmless Buyer, its affiliates, and their respective directors, officers, and employees from and against all actual and documented out-of-pocket losses, damages, liabilities, costs, or expenses, including reasonable attorneys’ fees and disbursements (a “Loss”), arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement; or

(c) any taxes, assessments or other governmental charges in the nature of tax imposed by a governmental authority (including any interest, penalty or addition thereto) imposed on or with respect to Seller or any of its affiliates (other than the Company or any of its subsidiaries) or direct or indirect owners thereof (including with respect to a consolidated, combined, or unitary group thereof or any tax return filed on a “pass-through” basis) or for which any of the foregoing may be liable as a transferee or successor, by operation of law, contract or other arrangement.

Section 5.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE V, Buyer shall defend, indemnify, and hold harmless Seller, its affiliates, and their respective directors, officers, and employees from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b) any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 5.04 Indemnification Procedures.

(a) Whenever any claim shall arise for indemnification hereunder, the party to whom indemnification is owed (the “Indemnified Party”) shall promptly provide written notice of such claim (a “Claim Notice”) to the party who owed indemnification (the “Indemnifying Party”). The failure to give prompt notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.

(b) In connection with any claim giving rise to indemnification hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party within thirty (30) days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, may assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that an Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim unless the Indemnifying Party has first acknowledged and agreed that such Indemnifying Party will be responsible for any and all Losses arising out of such claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) such Third Party Claim seeks equitable or injunctive relief or could impose criminal liability or damages, (ii) if there are defenses available to the Indemnified Party that are not available to the Indemnifying Party or (iii) if such Third Party Claim would be material and adverse to the Indemnified Party with respect to the transactions contemplated hereby. The Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 5.04(b), the Indemnified Party shall have the right to assume the defense of such Third Party Claim and the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party and the amount of any such settlement, provided that the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless  the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or  the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment  involves a finding or admission of wrongdoing,  does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or  imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

Section 5.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE V, the Indemnifying Party shall satisfy its obligations within thirty (30) days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

Section 5.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for U.S. federal and applicable state and local income tax purposes, unless otherwise required by law.

Section 5.07 Exclusive Remedies. The parties acknowledge and agree that following the closing, the provisions of this ARTICLE V shall be their exclusive remedy for any and all claims relating to this Agreement, except for claims arising from intentional fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement and claims for specific performance or other equitable remedies. For the avoidance of doubt, this Section 5.07 shall not limit the rights and remedies of Buyer or Seller pursuant to any other contract or agreement, including the Note, Pledge, Guaranty and Security Agreement.

Section 5.08 Director and Officer Indemnification Liability.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof, an officer or director or manager of the Company, as provided in the governing or organizational documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The obligations of Buyer and the Company under Section 5.08 shall not be terminated or modified in such a manner as to materially adversely affect any director or officer to whom this Section 5.08 applies without the consent of such affected director or officer or manager (it being expressly agreed that the directors and officers and managers to whom this Section 5.08 applies shall be third-party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

(c) In the event the Company (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.08.

ARTICLE VI
Miscellaneous

Section 6.01 Expenses. Except as otherwise provided in Section 1.04, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.02 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.03 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document or other electronic document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.03):

If to Seller:	SharonAI, Inc. Email: Attention: Chief Legal Officer
with a copy to:	Sheppard Mullin Richter and Hampton LLP Email: Attention: Chad Ensz
If to Buyer:	New Era Energy & Digital, Inc. Email: Attention: E. Will Gray II, Chief Executive Officer
with a copy to:	Vinson & Elkins, L.L.P. 845 Texas Avenue, Suite 4700 Houston, Texas 77002 Email: Attention: Sarah K. Morgan; Katherine Terrell Frank

Section 6.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.06 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.08 No Third-Party Beneficiaries. Except as provided in ARTICLE V, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.09 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 6.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 6.12 Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such legal suit, action, or proceeding, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

Section 6.13 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 6.14 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.16 Public Announcement. Neither party shall (orally or in writing) publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the other party (which shall not be unreasonably withheld, conditioned or delayed), except if and to the extent that such party is required to make any public disclosure or filing (“Required Disclosure”) regarding the subject matter of this Agreement (i) by applicable law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party or any of its affiliates are listed or traded, or (iii) in connection with enforcing its rights under this Agreement. In each case pursuant to clauses (i) or (ii) of this Section 6.16, the party making any Required Disclosure shall consult with the other party regarding the substance of the Required Disclosure and provide the other party a reasonable opportunity (taking into account any legally mandated time constraints) to review and comment on the content of the Required Disclosure prior to its publication or filing.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SharonAI, Inc.

By	/s/ Wolfgang Schubert
Name:	Wolfgang Schubert
Title:	Chief Executive Officer

New Era Energy & Digital, Inc.

By	/s/ E. Will Gray II
Name:	E. Will Gray II
Title:	Chief Executive Officer

Exhibit A

Form of Note

Exhibit B

Form of Assignment

Exhibit C

Form of Deed of Trust

Exhibit D

Form of Security Agreement

Exhibit E

Form of Control Agreement

Exhibit F

Form of Guaranty

Exhibit G

Form of Restated LLC Agreement